For Immediate Release

Contact: Hannah Burns (212)272-2395
Anne Graber (212)272-8188

          THE BEAR STEARNS COMPANIES INC.
          REPORTS SECOND QUARTER RESULTS


New York, New York -- January 19, 1995 -- The Bear Stearns Companies Inc. (NYSE:BSC) today announced earnings for the company's second fiscal quarter ended December 31, 1994.


Net income for the second quarter of fiscal 1995 was $32.9 million, or 22 cents per share, a 76% decrease in net income from $134.8 million, or $1.00 per share for the comparable quarter last year. Net income for the first six months of fiscal 1995 was $68.4 million, or 47 cents per share, a 71% decrease in net income from $239.1 million, or $1.77 per share for the comparable period a year ago.

Revenues, net of interest expense, for the quarter ended December 31, 1994 were $426.6 million, a 43% decrease from $749.9 million for the comparable quarter a year ago. For the six months ended December 31, 1994, revenues, net of interest expense, were $860.2 million, a 36% decrease from $1.3 billion a year ago.

President and Chief Executive Officer James E. Cayne stated, "During the quarter our businesses faced numerous obstacles that created a challenging operating environment. We are proud of all of our associates who helped to withstand the pressures and maintain our powerful franchise. We are particularly pleased with the continued significant contributions of our correspondent clearing business to Bear Stearns' profitability. We are equally gratified by the firm's increased merger and acquisition activity, which is reflected by the growth in volume, size and quality of our transactions."

Bear Stearns was recently ranked fourth among "top acquiror advisors" for all announced deals involving US targets in 1994, according to Securities Data Corporation. Bear Stearns' merger and acquisition representations during the past quarter included advising ITT Corporation on its pending acquisition of Caesars World, Inc.; advising Sybase Inc. on its acquisition of Powersoft Corporation; and advising Rhone-Poulenc Rorer Inc. on the sale of its over-the-counter product line to Ciba-Geigy AG.

The company said that the second quarter was characterized by continued difficult conditions in both the equity and fixed income markets, which abated during the month of December. A 58% decline in investment banking revenues was attributable to decreased underwriting volume but was partially offset by an increase in merger and acquisition advisory fees. Revenues from principal transactions decreased 60% due primarily to a decline in the firm's fixed income activities. A decrease in private client services commission revenues was partially offset by solid results in the correspondent clearing area.

QUARTERLY CASH DIVIDENDS DECLARED

The Board of Directors declared a regular quarterly cash dividend of 15 cents per share on the outstanding shares of common stock, payable February 24, 1995 to shareholders of record on February 10, 1995. The board also declared a quarterly cash dividend of 81 1/4 cents per share on the outstanding shares of adjustable rate cumulative preferred stock, payable April 15, 1995 to shareholders of record on March 31, 1995. In addition, the board declared a quarterly cash dividend of $3.94 per share on the outstanding shares of 7.88% cumulative preferred stock, which is equivalent to 49 1/4 cents per related depositary share, and a quarterly cash dividend of $3.80 per share on the outstanding shares of 7.60% cumulative preferred stock, which is equivalent to 47 1/2 cents per related depositary share, both payable April 15, 1995 to shareholders of record on March 31, 1995.

The Bear Stearns Companies Inc. (NYSE:BSC) is the parent company of Bear, Stearns & Co. Inc., a leading worldwide investment banking and securities trading firm, serving governments, corporations, institutions and individuals worldwide. The company's business includes corporate finance, mergers and acquisitions, institutional equities and fixed income sales and trading, private client services, foreign exchange, futures sales and trading, asset management and custody services. Through Bear, Stearns Securities Corp., it offers professional and correspondent clearing, including securities lending. Headquartered in New York City, the company has over 7,600 employees located in domestic offices in Atlanta, Boston, Chicago, Dallas, Los Angeles and San Francisco and Washington, DC; and an international presence in Beijing, Buenos Aires, Frankfurt, Geneva, Hong Kong, Karachi, London, Madrid, Manila, Paris, Sao Paulo, Shanghai, Singapore and Tokyo. As of December 31, 1994, total capital, including stockholders' equity and long-term borrowings, was $5.7 billion. Book value as of December 31, 1994 was $14.44 per share, based on 130,010,763 shares outstanding.






























































                                THE BEAR STEARNS COMPANIES INC.
                               CONSOLIDATED STATEMENTS OF INCOME
                                          (UNAUDITED)
                                     Three Months Ended                 Six Months Ended
                                December 31,     December 31,      December 31,   December 31,
                                   1994             1993(1)           1994           1993(1)
                                            (In thousands, except share data)
Revenues
  Commissions                  $    126,654     $    129,518        $   246,983    $    237,116
  Principal transactions            145,092          363,511            323,038         650,358
  Investment banking                 75,080          176,953            133,432         296,123
  Interest and dividends            472,746          326,441            918,036         573,443
  Other income                        7,161            4,770             13,669          15,006
    Total revenues                  826,733        1,001,193          1,635,158       1,772,046
  Interest expense                  400,130          251,294            774,930         436,047
  Revenues, net of
    interest expense                426,603          749,899            860,228       1,335,999

Non-interest expenses
  Employee compensation
   and benefits                     223,259          379,427             454,288        668,800
  Floor brokerage, exchange
   and clearance fees                26,072           24,451              51,733         47,461
  Communications                     21,342           18,703              42,668         34,972
  Occupancy                          20,103           18,154              40,092         37,098
  Depreciation and
   amortization                      14,419           11,723              28,212         22,678
  Advertising and market
   development                       17,064           13,616              31,488         23,872
  Data processing and
   equipment                          8,496            7,229              16,903         13,621
  Other expenses                     42,740           44,682              84,541         77,591
    Total non-interest
     expenses                       373,495          517,985             749,925        926,093

Income before provision
  for income taxes                   53,108          231,914             110,303        409,906
Provision for income taxes           20,181           97,101              41,915        170,790

Net income                     $     32,927     $    134,813        $     68,388   $    239,116

Net income applicable to
  common shares                $     26,598     $    130,314        $     55,827   $    230,222

Earnings per share             $       0.22     $       1.00        $       0.47   $       1.77

Weighted average common
  and common equivalent
  shares outstanding            127,824,137      129,782,442         128,269,863    130,038,122

Cash dividends declared
  per common share             $       0.15     $       0.15        $       0.15   $       0.15

<F1>

(1) Restated to conform prior period amounts to current period's presentation.
